Exhibit 10.1

Non-Employee Director

Compensation Policy

Adopted effective as of October 1, 2015

Amended as of June 10, 2016

The Board of Directors (the “Board”) of Servotronics, Inc. (the “Company”) adopted a Non-Employee Director Compensation Policy (the “Policy”), effective as of October 1, 2015 to compensate non-employee directors of the Company for their time, commitment and contributions to the Board. The Board has amended and restated the Policy, effective as of June 10, 2016 (the “Effective Date”).

The compensation described in this Policy shall be paid automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such compensation, unless such Non-Employee Director declines the receipt of such compensation by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.

The terms and conditions of this Policy shall supersede any prior compensation arrangements between the Company and its Non-Employee Directors.

CASH COMPENSATION

Payment Amount

Non-Employee Directors shall be eligible to receive an annual cash retainer of $50,000 for service on the Board. For purposes of this Policy, “annual” means from Annual Shareholders’ Meeting to Annual Shareholders’ Meeting each year. In addition, (i) a Non-Employee Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $10,000 paid in cash, for such service and (ii) a Non-Employee Director serving as Chairperson of the Independent Directors Committee shall be eligible to receive an additional annual retainer of $10,000, paid in cash, for such service.

No Separate Meeting Fees

No separate meeting fees shall be paid for Board or committee meetings or for actions taken by unanimous written consent in lieu of a meeting in accordance with the Company’s Bylaws.

Payment Schedule

The annual retainers for service on the Board and as chairperson of a committee of the Board as set forth above shall be paid by the Company in arrears in twelve equal monthly installments, the first installment being paid on the date of the one month anniversary of the Annual Shareholders’ Meeting and the remaining installments being paid on each successive one month anniversary date (each such payment date, a “Monthly Payment Date”); provided, however, that if the

Company’s Annual Shareholders’ Meeting for the following year occurs prior to the end of the one year period, the final Monthly Payment Date shall be paid on the day of such Annual Shareholders’ Meeting. If any Non-Employee Director holds office as a director of the Board or chairperson of a Board committee for less than a full monthly period, such Non-Employee Director shall only be entitled to a pro-rated amount of their applicable annual retainer as measured from the most recent Monthly Payment Date through the date on which the Non-Employee Director shall have ceased to serve on the Board and/or as chairperson of a Board Committee, as the case may be.

New Directors

In the event a new Non-Employee Director is elected or appointed to the Board, such Non-Employee Director shall be eligible to receive as compensation for service as a member of the Board or as Chairperson a Board committee, a pro-rated amount of their applicable annual retainer as measured from the date of appointment or election through the next scheduled Monthly Payment Date and thereafter shall be paid in conformity with the other Non-Employee Directors.

TRAVEL EXPENSE REIMBURSEMENT

Each of the Non-Employee Directors shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director.

Reimbursement for travel expenses incurred is also initiated by the Director, by submitting a Director Expense Reimbursement Form and accompanying receipts to the Finance Department. The reimbursement will be processed within one week of receipt by the Finance Department.